Exhibit 99.1

MAKO SURGICAL CORP. ANNOUNCES AGREEMENT TO ACQUIRE ASSETS OF PIPELINE BIOMEDICAL HOLDINGS

FT. LAUDERDALE, Fla., Oct. 2, 2013 – MAKO Surgical Corp. (Nasdaq:MAKO) today announced that it has entered into an agreement with Pipeline Biomedical Holdings, Inc. to acquire substantially all of Pipeline’s business dedicated to the design, development, manufacture and commercialization of orthopedic devices and related instruments for use with both robotic devices and manual medical procedures. Since 2010 Pipeline has been MAKO’s partner in developing and supplying advanced implant technologies for use with MAKO’s RIO® Robotic-Arm Interactive Orthopedic system, including the proprietary MAKO-branded RESTORIS® PST Cup and Tapered Stem hip implant system for use with the RIO’s MAKOplasty® Total Hip Arthroplasty software application.

The purchase price for the transaction consists of a credit for a cash down payment previously paid to Pipeline in the amount of $2,500,000 and the issuance of an aggregate of 3,953,771 unregistered shares of common stock of MAKO.

The parties expect to close the transaction by October 4, 2013 subject to the satisfaction of customary closing conditions.

About MAKO

MAKO Surgical Corp. is a medical device company that markets its RIO® Robotic-Arm Interactive Orthopedic system, joint specific applications for the knee and hip, and proprietary RESTORIS® implants for orthopedic procedures called MAKOplasty®. The RIO is a surgeon-interactive tactile surgical platform that incorporates a robotic arm and patient-specific visualization technology, which enables precise, consistently reproducible bone resection for the accurate insertion and alignment of MAKO’s RESTORIS implants. The MAKOplasty solution incorporates technologies enabled by an intellectual property portfolio including more than 300 U.S. and foreign, owned and licensed, patents and patent applications. Additional information can be found at www.makosurgical.com.

Contacts

MAKO Surgical Corp.

954-628-1706

investorrelations@makosurgical.com

or

Westwicke Partners

Mark Klausner

443-213-0500

makosurgical@westwicke.com

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. MAKO intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “outlook,” “guidance” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as the occurrence of any event, change or other circumstances that could give rise to the termination of the agreement with Pipeline. Additional risks are described under Item 1A, “Risk Factors,” in MAKO’s periodic filings with the Securities and Exchange Commission, including MAKO’s annual report on Form 10-K for the year ended December 31, 2012 filed on February 28, 2013. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. MAKO does not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.